Exhibit 16.1

KPMG LLP
1601 Market Street
Philadelphia, PA 19103-2499

March 30, 2018

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Hill International, Inc. (“Hill”) as of and for the year ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017. On March 28, 2018, we were dismissed. We have read Hill’s statements included under Item 4.01 of its Form 8-K dated March 30, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Hill’s statement that the change was approved by the Audit Committee of the Board of Directors, we are not in a position to agree or disagree with Hill’s stated reason for changing principal accountants, and we are not in a position to agree or disagree with Hill’s statement with respect to consultations with EisnerAmper LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.